                            SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:

[ ] Preliminary Proxy Statement


[X] Definitive Proxy Statement

[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to [Section]240.14a-11(c) or
    [Section]240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                              GALILEO CORPORATION
                (Name of Registrant as Specified In Its Charter)

                              GALILEO CORPORATION
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

[ ] No fee required.


[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

    4) Proposed maximum aggregate value of transaction:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

--------------------------------------------------------------------------------

                              GALILEO CORPORATION

                                  GALILEO PARK
                                  P.O. BOX 550
                        STURBRIDGE, MASSACHUSETTS 01566
                            TELEPHONE (508) 347-9191

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                JANUARY 14, 1997

     The Annual Meeting of Shareholders of Galileo Corporation will be held in the John Foster Room of the Boston Harbor Hotel, 70 Rowes Wharf, Boston, Massachusetts, at 10:00 a.m. on Tuesday, January 14, 1997, for the following purposes:

     1.  To elect five directors of the Company.

     2. To vote on a proposed amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 18,000,000 to 36,000,000.

     3. To vote on a proposal to approve the Company's 1997 Employee Stock Purchase Plan.

     4. To vote on a proposed amendment to the Company's 1991 Stock Option Plan to increase the number of shares of Common Stock available under the Plan from 350,000 to 550,000 shares.

     5. To vote on a proposed amendment to the Company's 1991 Stock Option Plan to limit the number of shares that may be granted to any individual within any fiscal year to 100,000 shares of Common Stock.

     6. To transact such other business as may properly come before the meeting.

     Only shareholders of record at the close of business on November 21, 1996, will be entitled to vote at the meeting.

     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE YOUR PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING AND WISH TO VOTE IN PERSON, YOUR PROXY WILL NOT BE USED.

                                            By Order of the Board of Directors,



                                            Josef W. Rokus
                                            Secretary

December 11, 1996

                              GALILEO CORPORATION

                                  GALILEO PARK
                                  P.O. BOX 550
                        STURBRIDGE, MASSACHUSETTS 01566
                            TELEPHONE (508) 347-9191

                            ------------------------

                                PROXY STATEMENT

       FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JANUARY 14, 1997

                            ------------------------

                              GENERAL INFORMATION

     The enclosed proxy is solicited on behalf of the Board of Directors of Galileo Corporation (the "Company") for use at the Annual Meeting of Shareholders of the Company to be held on January 14, 1997 in the John Foster Room of the Boston Harbor Hotel, 70 Rowes Wharf, Boston, Massachusetts at 10:00 a.m. and at any adjournments thereof. The Company will bear the cost of this solicitation of proxies, including, upon request, reimbursement of brokerage houses and other nominees for their reasonable expenses in forwarding solicitation material to beneficial owners of stock. In addition to the use of the mails, employees of the Company may devote part of their time to the solicitation of proxies by telephone, facsimile or in person, but no additional compensation will be paid to them.


     The authority granted by an executed proxy may be revoked at any time before its exercise by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date or by voting in person at the meeting. Shares represented by valid proxies will be voted in accordance with the specifications in the proxies. If no specifications are made, the proxies will be voted to elect the directors nominated by the Board of Directors, for approval of the proposed increase in the number of authorized shares of Common Stock, for approval of the proposed 1997 Employee Stock Purchase Plan, and for approval of the proposed amendments to the 1991 Stock Option Plan.


     On November 21, 1996, the Company had outstanding 6,842,942 shares of Common Stock, $.01 par value (the "Common Stock"), which is its only outstanding class of voting stock. Only shareholders of record at the close of business on November 21, 1996 will be entitled to vote at the meeting. The holders of Common Stock are entitled to one vote for each share registered in their names on the record date with respect to all matters to be acted upon at the meeting. A majority in interest of the outstanding Common Stock represented at the meeting in person or by proxy constitutes a quorum for the transaction of business. Abstentions and broker non-votes will be considered as shares present for purposes of determining the presence of a quorum.

     The approximate date on which this proxy statement and accompanying proxy are first being sent or given to security holders is December 11, 1996.

                                SHARE OWNERSHIP

     The following table sets forth certain information regarding the ownership of the Company's Common Stock as of November 21, 1996 by (i) persons known by the Company to be beneficial owners of more than 5% of its Common Stock, (ii) the directors and nominees for election as directors of the Company, (iii) the executive officers of the Company named in the Summary Compensation Table, and
(iv) all executive officers and directors of the Company as a group:

                                                                 SHARES OF COMMON STOCK
                                                                  BENEFICIALLY OWNED(1)
                                                               ---------------------------
               BENEFICIAL OWNER                                SHARES              PERCENT
               ----------------                                -------             -------
     Dimensional Fund Advisors Inc...........................  385,000(2)            5.6%
       1299 Ocean Avenue
       Santa Monica, California 90401
     William T. Burgin.......................................   24,999(3)             *
     Allen E. Busching.......................................    5,500(4)             *
     Kenneth W. Draeger......................................    3,750(5)             *
     William T. Hanley.......................................   58,500(6)             *
     Robert D. Happ..........................................    2,250(7)             *
     Josef W. Rokus..........................................   22,116(8)             *
     David W. Skiles.........................................   12,000(9)             *
     All executive officers and directors as a group
       (7 persons)...........................................  129,115(10)           1.9%

---------------

   * Indicates less than 1%

 (1) Unless otherwise indicated, each beneficial owner has sole voting and investment power with respect to the shares listed in the table.

 (2) Based on information provided by the beneficial owner.

 (3) Includes 10,000 shares subject to options granted to Mr. Burgin under the 1996 Director
     Stock Option Plan.

 (4) Includes 5,000 shares subject to options granted to Mr. Busching under the 1996 Director
     Stock Option Plan.

 (5) All shares held by Mr. Draeger are subject to options granted to Mr. Draeger under the
     1996 Director Stock Option Plan.

 (6) Includes 25,000 shares subject to options granted to Mr. Hanley under the 1981 Employee
     Stock Option Plan and 12,500 shares granted under the 1991 Employee Stock Option Plan.

 (7) Includes 1,250 shares subject to options granted to Mr. Happ under the 1996 Director
     Stock Option Plan.

 (8) Includes 14,000 shares subject to options granted to Mr. Rokus under the 1981 Employee
     Stock Option Plan, 1,250 shares granted under the 1991 Employee Stock Option Plan and
     2,066 shares held under the Employee Stock Purchase Plan.

 (9) All shares held by Mr. Skiles are subject to options granted to Mr. Skiles under the
     1991 Employee Stock Option Plan.

(10) Includes 84,750 shares subject to options granted to officers and directors under the
     1981 Employee Stock Option Plan, the 1991 Employee Stock Option Plan, and the 1996
     Director Stock Option Plan.

     The Company's executive officers and directors and persons who own beneficially more than 10% of the Company's Common Stock are required under
Section 16(a) of the Securities Exchange Act of 1934 to file reports of ownership and changes in ownership of Company securities with the Securities and Exchange Commission. Copies of those reports must also be furnished to the Company.

     Based solely on a review of the copies of reports furnished to the Company and written representations of the Company's executive officers and directors that no other reports were required, the Company believes that during the fiscal year ended September 30, 1996 the executive officers and directors of the Company and all persons who beneficially owned more than 10% of the Company's Common Stock complied with all applicable Section 16(a) filing requirements.

                             ELECTION OF DIRECTORS

     The Board of Directors has fixed the number of directors at five for the coming year. The persons named below have been nominated by the Board of Directors for election at the Annual Meeting as directors of the Company to serve until the next Annual Meeting and until their respective successors are duly elected and qualified. Each has consented to being named a nominee in this proxy statement and has agreed to serve as a director if elected at the Annual Meeting. Unless otherwise directed, the persons named in the proxy intend to vote for the election of these nominees, all of whom are members of the present Board of Directors. If any nominee is unable to serve, proxies will be voted for such other candidates as may be nominated by the Board of Directors.

     The affirmative vote of the holders of a majority of the Common Stock represented at the meeting in person or by proxy will be required to elect directors. Abstentions have the effect of negative votes.


                                     BUSINESS EXPERIENCE DURING PAST FIVE             DIRECTOR
      NAME AND AGE                       YEARS AND OTHER DIRECTORSHIPS                 SINCE
      ------------                   ------------------------------------             --------
William T. Burgin........  General Partner of The Deer & Co. Partnerships which are     1979
  (53)                     the sole general partners of The Bessemer Venture
                           Partnerships, venture capital limited partnerships. Mr.
                           Burgin is also a director of James River Corporation, a
                           manufacturer of paper products.

Allen E. Busching........  Principal of B&B Capital, a venture capital firm.            1989
  (64)                     Previously, Chairman, President and Chief Executive
                           Officer of Lambda Electronics, Inc., formerly Veeco
                           Instruments, Inc., an electronics company acquired by
                           Unitech plc, a worldwide electronics firm with which Mr.
                           Busching served as Managing Director. Mr. Busching is
                           also a director of North Shore University Hospital,
                           Manhasset, NY.

Kenneth W. Draeger.......  Chairman and Chief Executive Officer, DecisionOne            1993
  (56)                     Holdings, Inc., formerly Decision Servcom, Inc., formerly
                           Decision Data Service, Inc., a computer maintenance
                           company. Previously, President of Agfa Compugraphic, a
                           manufacturer of equipment for the printing industry.

William T. Hanley........  President and Chief Executive Officer of the Company. Mr.    1984
  (49)                     Hanley is also a director of Incom, Inc., a manufacturer
                           of fiberoptic products, and a director of The Hanson
                           Group, Ltd., a manufacturer of plastic injection molded
                           products.

Robert D. Happ...........  Former regional managing partner of KPMG Peat Marwick        1995
  (56)                     LLP, a public accounting firm, from which he retired in
                           1994. Mr. Happ is also a director of CAI Wireless
                           Systems, Inc., an owner and operator of wireless cable TV
                           systems.


     The Board of Directors held six meetings during the fiscal year ended September 30, 1996. Each director attended at least 75% of all meetings of the Board and all meetings of committees of the Board on which he served held during the last fiscal year.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Company has an Audit Committee and a Compensation Committee of the Board of Directors, each consisting of the four nonemployee directors. The Company does not have a nominating committee.

     The Audit Committee held two meetings during the fiscal year ended September 30, 1996. The Audit Committee meets periodically with management and the Company's independent certified public accountants to discuss their evaluation of internal accounting controls, the quality of financial reporting and related matters. The independent auditors have free access to the Audit Committee, without the presence of management, to discuss the results of their audits. The Board of Directors, upon the Committee's recommendation, approves the extent of nonaudit services provided by the independent auditors, giving due consideration to the impact of such services on their independence.

     The Compensation Committee did not meet during the fiscal year ended September 30, 1996.

DIRECTOR COMPENSATION

     Director Fees. During fiscal year 1996, the compensation of Board members (other than full-time employees of the Company) was set at $10,000 per year plus $1,500 per meeting attended ($250 for meetings attended by conference telephone). Members of the committees of the Board of Directors receive $1,000 to attend each committee meeting not held on the same day as a Board of Directors meeting.

     1996 Director Stock Option Plan. The 1996 Director Stock Option Plan (the "1996 Plan") was approved at the Annual Meeting of Shareholders on January 19, 1996. The 1996 Plan is an amendment and restatement of the 1989 Director Stock Option Plan (the "1989 Plan") and supersedes the 1989 Plan. No additional grants will be made under the 1989 Plan, but the rights of the holders of outstanding options under the 1989 Plan have not been affected.

     Under the 1996 Plan, each nonemployee director as of November 10, 1995 was granted nonstatutory options to purchase 2,500 shares of the Company's Common Stock on the director's election at each Annual Meeting of Shareholders. Options become exercisable one year after grant or earlier upon the death or disability of the director and upon a change in control of the Company, as defined in the Plan. No option may be exercised more than one year after the director's termination as a director for any reason. The option exercise price is the fair market value of the Common Stock on the date of grant. The option exercise price may be paid in cash, in shares of Common Stock having a fair market value equal to the exercise price at the time of exercise, or a combination of cash and Common Stock.

     Pursuant to the 1989 Plan and the 1996 Plan, the Company's directors have been granted options to purchase the following number of shares at the indicated prices per share:

                                                  NUMBER OF             PRICE
                          NAME                     SHARES             PER SHARE
                          ----                    ---------           ---------
          William T. Burgin.....................    10,000             $  9.00
                                                     2,500              11.625
          Allen E. Busching.....................     5,000                8.50
                                                     2,500              11.625
          Kenneth W. Draeger....................     5,000                5.25
                                                     2,500              11.625
          Robert D. Happ........................     5,000              8.1875
                                                     2,500              11.625

     Indemnification Agreements. The Company has entered into Indemnification Agreements with each director who is not an officer of the Company providing for indemnification by the Company for liabilities and expenses incurred by reason of service to or at the request of the Company in connection with any threatened or pending legal proceeding. The Indemnification Agreements, among other things, provide procedures and remedies applicable to the determination of the right to indemnification, particularly in the event of a change in control of the Company, as defined.

                             EXECUTIVE COMPENSATION

     The Board of Directors Report on Executive Compensation set forth below describes the Company's compensation policies applicable to executive officers and the Board's basis for Mr. Hanley's compensation as Chief Executive Officer for the fiscal year ended September 30, 1996.

              BOARD OF DIRECTORS REPORT ON EXECUTIVE COMPENSATION

     The Company's Board of Directors determines the compensation of all executive officers of the Company. A committee of the Board, which consists of the nonemployee directors, administers the Company's Stock Option Plan.

     The Board of Directors generally reviews the compensation of all executive officers once a year. The Company's executive compensation contains the following three elements: base salary, bonus earned under the Company's Variable Pay Plan and periodic stock option grants. The Board of Directors made no change in the base salary of any of the Company's executive officers during fiscal year 1996.

     The Variable Pay Plan for executive officers is part of a variable pay plan in effect for all of the Company's employees. Under this plan, executive officers are compensated based on the earnings per share results of the Company versus the earnings per share goal in the Company's Operating Plan for the fiscal year. Specifically, the Chief Executive Officer's variable pay bonus is determined by multiplying his base salary by the following two factors: first, his participation rate percentage, which was 50% of his base salary for 1996, and second, the pay-out percentage, which is determined by a formula specified in the Plan and in 1996 ranged from 60% if the Company's actual earnings per share equaled 88% of the earnings per share in its Operating Plan for fiscal year 1996 to 150% if the actual earnings per share were approximately 196% of the Operating Plan earnings per share. The participation rate times the pay-out percentage times base compensation equals the Variable Pay Plan bonus. For fiscal year 1996, the pay-out percentage was 126%. As a result, Mr. Hanley's variable pay bonus for fiscal year 1996 was 63% of his base salary.

     The Board granted a stock option to purchase 25,000 shares of stock to Mr. Hanley in fiscal year 1996. In granting this stock option, the Board took into account the level of Mr. Hanley's base salary and the number of stock options previously granted and currently held by Mr. Hanley and the other executive officers. The Company has no specific plan or formula for determining the frequency of grants or number of options granted. No other stock options were granted to executive officers in fiscal year 1996.

                                            By the Board of Directors,

                                            William T. Burgin
                                            Allen E. Busching
                                            Kenneth W. Draeger
                                            William T. Hanley
                                            Robert D. Happ

                           SUMMARY COMPENSATION TABLE

     The following table sets forth certain compensation information for the Chief Executive Officer of the Company and each of the other executive officers of the Company whose salary and bonus exceeded $100,000 for the fiscal year ended September 30, 1996:

                                                                                          LONG-TERM
                                                                                         COMPENSATION      ALL OTHER
                                                                ANNUAL COMPENSATION        AWARDS       COMPENSATION(1)
                                                                -------------------      ------------   ---------------
                                                                                          SECURITIES
                                                                                          UNDERLYING
                     NAME AND                                  SALARY         BONUS        OPTIONS
                PRINCIPAL POSITION                  YEAR        ($)            ($)           (#)              ($)
                ------------------                  ----       ------         -----       ----------          ---

William T. Hanley.................................  1996       180,000       113,400        25,000           13,686
    President and Chief Executive Officer           1995       183,462(2)     45,000        25,000           15,571
                                                    1994       180,000        29,400            --           15,719


David W. Skiles...................................  1996       110,000        55,440            --            3,054
    Vice President and General                      1995       110,000        22,000        10,000            3,554
    Manager, Remote Sensor Products                 1994       110,000            --            --            1,269

Josef W. Rokus....................................  1996       100,000        37,800            --           12,051
    Vice President, Finance, Chief                  1995       101,923(2)     15,000         5,000           11,257
    Financial Officer and Secretary                 1994       100,000        10,000            --           10,729

---------------

(1) All Other Compensation in 1996 includes Company matching funds under the Company's 401(k) Plan and Employee Stock
    Purchase Plan, vacation and paid absence allowance pay-outs and the Company portion of split dollar life insurance premiums as follows:

                                                            EMPLOYEE
                                                         STOCK PURCHASE     VACATION AND       LIFE
                                        401(K) PLAN           PLAN          PAID ABSENCE     INSURANCE
                 NAME OF               CONTRIBUTIONS     CONTRIBUTIONS       ALLOWANCES      PREMIUMS
                 OFFICER                    ($)               ($)               ($)            ($)
                 -------               -------------     --------------     ------------     --------
    William T. Hanley................      4,156                --              4,154          5,376
    David W. Skiles..................      1,996                --              1,058             --
    Josef W. Rokus...................      3,519               405              2,308          5,819

(2) The annual rates of compensation of Mr. Hanley and Mr. Rokus were unchanged from 1994 to 1995. The change in compensation shown was due to a change in payroll processing periods from monthly to biweekly.

                       OPTION GRANTS IN FISCAL YEAR 1996

     The following table sets forth certain information concerning options granted to executive officers of the Company in fiscal year 1996:

                                                                                                POTENTIAL REALIZABLE VALUE AT
                                                                                                ASSUMED ANNUAL RATES OF STOCK
                                                                                                   PRICE APPRECIATION FOR
                                                        INDIVIDUAL GRANTS                               OPTION TERM(2)
                                       ----------------------------------------------------     -----------------------------
                                                     % OF TOTAL
                                       SECURITIES     OPTIONS
                                       UNDERLYING    GRANTED TO
                                        OPTIONS     EMPLOYEES IN   EXERCISE OR
                                        GRANTED     FISCAL YEAR    BASE PRICE    EXPIRATION
                NAME                     (#)(1)         1996        ($/SHARE)       DATE       0%($)    5%($)(3)    10%($)(3)
                ----                   ----------   ------------   -----------   ----------    -----    -------     -------
William T. Hanley....................    25,000         24.5%         10.375      11/10/02       0      105,625     246,125

---------------

(1) Grant was made on November 10, 1995. Option becomes exercisable as to 25% of the shares annually beginning one year after grant.

(2) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates prescribed by the rules of the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, in the price of the Common Stock. No gain to the optionee is possible without an increase in the price of the Common Stock, which will benefit all shareholders proportionately.


(3) In order to realize the potential values set forth in the 5% and 10% columns of this table, the per share price of the Common Stock would be $14.60 and $20.22, or 41% and 95% above the base exercise price, respectively.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

     The following table provides information as to options exercised by each of the named executive officers in fiscal year 1996 and the value of the remaining options held by each such executive officer at year-end, measured using the last trading price ($24.75) of the Company's Common Stock on September 30, 1996:

                                                                     NO. OF SECURITIES
                                                                  UNDERLYING UNEXERCISED             VALUE OF UNEXERCISED,
                                                                      OPTIONS HELD AT                IN-THE-MONEY OPTIONS
                                    SHARES                            FISCAL YEAR-END                 AT FISCAL YEAR-END
                                  ACQUIRED ON      VALUE       -----------------------------     -----------------------------
                                   EXERCISE       REALIZED     EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
              NAME                    (#)           ($)            (#)              (#)              ($)              ($)
              ----                -----------     --------     -----------     -------------     -----------     -------------
William T. Hanley...............     10,278        75,800         41,250           43,750          816,250          668,750
David W. Skiles.................        500        10,000          9,500           10,000          167,250          168,750
Josef W. Rokus..................      5,000        33,750         21,250            3,750          428,125           61,875

                               PENSION PLAN TABLE

     The following table shows the estimated annual benefits payable under the Company's Pension Plan:

                                                     YEARS OF SERVICE
                                ----------------------------------------------------------
REMUNERATION                    15            20            25            30            35
------------                    --            --            --            --            --
 $125,000 ..................  $27,570       $36,760       $45,950       $52,200       $58,450
  150,000 ..................   33,570        44,760        55,950        63,450        70,950
  175,000 ..................   33,570        44,760        55,950        63,450        70,950
  200,000 ..................   33,570        44,760        55,950        63,450        70,950
  225,000 ..................   33,570        44,760        55,950        63,450        70,950
  250,000 ..................   33,570        44,760        55,950        63,450        70,950
  300,000 ..................   33,570        44,760        55,950        63,450        70,950
  400,000 ..................   33,570        44,760        55,950        63,450        70,950
  450,000 ..................   33,570        44,760        55,950        63,450        70,950
  500,000 ..................   33,570        44,760        55,950        63,450        70,950


     All employees who joined the Company prior to January 1, 1995 and who work at least 1,000 hours per year are eligible for participation in the Company's Pension Plan. Upon retirement at age 65, the Pension Plan will pay an annual pension equal to the sum of (a) 1% of the employee's average total salary during the highest five consecutive years in his last ten years of service multiplied by credited years of service and (b) 6/10 of 1% of such average total compensation in excess of the employee's Social Security-covered compensation multiplied by credited years of service (up to a maximum of 25 years). Only base salary is covered by the Pension Plan. Years of service for the persons named in the Summary Compensation Table above are as follows: Mr. Hanley, 14; Mr. Skiles, 4; and Mr. Rokus, 12.

                               PERFORMANCE GRAPH

     The following graph shows the cumulative total shareholder return on the Company's Common Stock on a yearly basis over the five-year period ended September 30, 1996, as compared with that of the Nasdaq Stock Market U.S. Index and the Standard & Poor's Technology Sector Index.

   COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG GALILEO CORPORATION,
 THE NASDAQ STOCK MARKET U.S. INDEX AND THE STANDARD & POOR'S TECHNOLOGY SECTOR
                                    INDEX *

                                   [GRAPH]
                                9/91    9/92    9/93    9/94    9/95    9/96
GALILEO CORPORATION             100     122      89      60     133     440
NASDAQ STOCK MARKET-US          100     112     147     148     204     242
S&P TECHNOLOGY SECTOR           100     102     123     143     226     277

---------------

* Assumes $100 invested on September 30, 1991 in the Company's Common Stock, the Nasdaq Stock Market U.S. Index and the Standard & Poor's Technology Sector Index, with all dividends, if any, being reinvested.

                  AMENDMENT TO CERTIFICATE OF INCORPORATION TO
            INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK


     The Board of Directors has unanimously voted to recommend that the shareholders adopt an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 18,000,000 to 36,000,000 shares. If the amendment is approved, the shares may be issued from time to time by the Board of Directors. Shareholders do not have, and the proposed amendment would not create, any preemptive rights.


INCREASE OF AUTHORIZED COMMON STOCK


     The Board of Directors recommends that the number of authorized shares of Common Stock be increased to 36,000,000 shares. The Company currently has 18,000,000 shares of Common Stock authorized. As of November 21, 1996, the Company had 6,842,942 shares outstanding and 278,500 shares reserved for issuance under the Company's Stock Option Plans. Accordingly, as of that date, 10,878,558 shares of Common Stock were authorized and not outstanding or reserved for issuance.


     The Board believes that it is desirable to have a sufficient number of shares of Common Stock available, as the occasion may arise, for possible future financings and acquisition transactions, stock dividends or splits, stock issuances pursuant to employee benefit plans and other proper corporate purposes and accordingly recommends the proposed increase. Having such additional shares available for issuance in the future would give the Company greater flexibility by allowing shares to be issued without incurring the delay and expense of a special shareholders meeting.

VOTE REQUIRED


     The affirmative vote of a majority of the shares of Common Stock outstanding and entitled to vote at the Annual Meeting is required to approve this proposal. For this purpose, abstentions and broker non-votes will have the effect of negative votes.


     The Directors recommend a vote FOR this proposal.

            PROPOSAL TO ADOPT THE 1997 EMPLOYEE STOCK PURCHASE PLAN

GENERAL

     The Board of Directors has voted, subject to the approval of the shareholders, to adopt the Galileo Corporation 1997 Employee Stock Purchase Plan (the "Purchase Plan") effective as of January 1, 1997. The purpose of the Purchase Plan is to provide eligible employees of the Company and its subsidiaries an opportunity to purchase the Company's Common Stock on favorable terms. The Plan would be available to all employees whose customary employment is more than 20 hours per week and who have completed three months of employment with the Company. The Purchase Plan replaces the Galileo Electro-Optics Corporation Employee Stock Purchase Plan that has been in effect since 1986.

     The maximum number of shares available for purchase under the Purchase Plan is 100,000 shares. The closing price of the Company's Common Stock on November 21, 1996, as reported by the Nasdaq National Market System, was $24.25.

     The following summary of the 1997 Employee Stock Purchase Plan is qualified by reference to the full text of the Plan attached as Appendix A to this proxy statement.

GRANT OF RIGHTS AND ADMINISTRATION OF THE PLAN

     The Purchase Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986 (the "Code"). Rights to purchase Common Stock under the Purchase Plan are granted at the discretion of the Company's Board of Directors, or a committee appointed by the Board, which determines the frequency and duration of individual offerings under the Plan, the purchase price and the date(s) when stock may be purchased. The purchase price per share of Common Stock in an offering can not be less than 85% of the lower of its fair market value at the beginning of the offering period or the applicable exercise date payable through payroll deductions. Eligible employees participate voluntarily and may withdraw from any offering at any time before stock is purchased. Participation terminates automatically upon termination of employment.

     In accordance with Section 423 of the Code, no employee may subscribe for shares under the Plan if, immediately after having subscribed, the employee would own 5% or more of the voting stock of the Company (including stock which may be purchased through subscriptions under the Plan or any other options) nor may an employee buy more than $25,000 worth of stock (determined at the time the purchase right is granted) through the Plan in any calendar year. The Purchase Plan provides that no employee may allocate more than 10% of the employee's total compensation to the purchase of stock through the Purchase Plan.

FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE EMPLOYEE STOCK PURCHASE PLAN

     Participants do not realize taxable income at the commencement of an offering or at the time shares are purchased under the Purchase Plan.


     If no disposition of shares purchased under the Purchase Plan is made by the participant within two years from the offering commencement date or within one year from the purchase date, then (a) upon sale of such shares, 15% of the fair market value of the stock at the commencement of the offering period (or, if less, the amount realized on sale of such shares in excess of the purchase price) is taxed to the participant as ordinary income with any additional gain taxed as a long-term capital gain and any loss sustained is treated as a long-term capital loss and (b) no deduction is allowed to the Company for federal income tax purposes.



     If the participant dies at any time while owning shares purchased under the Purchase Plan, then (a) 15% of the fair market value of the stock at the commencement of the offering period (or, if less, the fair market value of such shares on the date of death in excess of the purchase price) is taxed to the participant as ordinary income in the year of death and (b) no deduction is allowed to the Company for federal income tax purposes.


     If shares of Common Stock purchased under the Purchase Plan are disposed of prior to the expiration of the two-year and one-year holding periods described above, then (a) the participant realizes ordinary income in the year of disposition in an amount equal to the excess of the fair market value of the shares on the date of purchase over the purchase price thereof, and (b) the Company is entitled to deduct such amount. Any further gain or loss is treated as a short-term or long-term capital gain or loss and will not result in any deduction by the Company.

VOTES REQUIRED

     The affirmative vote of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote at the Annual Meeting is required to approve the adoption of the Purchase Plan. For this purpose, abstentions will have the effect of negative votes, and broker non-votes will not be counted as present or represented.

     The Directors recommend a vote FOR this proposal.

                 AMENDMENTS TO 1991 EMPLOYEE STOCK OPTION PLAN

GENERAL

     The Company's 1991 Stock Option Plan (the "Plan") provides for the grant of incentive stock options ("ISOs"), non-qualified stock options and stock appreciation rights ("SARs") to key employees of the Company. In addition, non-qualified stock options and SARs may be granted to consultants to the Company. All employees and consultants capable of contributing significantly to the successful performance of the Company are eligible to participate.

     The Plan provides for issuance of a maximum of 350,000 shares of Common Stock. The number of shares issuable under the Plan is subject to adjustment for stock splits, stock dividends and other transactions affecting the Company's capital stock. If any award expires or is terminated unexercised, the shares which would otherwise have been issuable are again available for award under the Plan. The Plan is administered by a Committee of the Board of Directors (the "Committee"), comprised of at least three disinterested directors appointed by the Board. The Committee may delegate to one or more executive officers of the Company the power to make awards to participants who are not subject to Section 16 of the Securities Exchange Act of 1934. The Board of Directors may also administer the Plan. The exercise price of stock options and SARs may not be less than the fair market value of the underlying Common Stock on the date of grant.

     As of November 21, 1996, approximately 78 employees were eligible to participate in the Plan. The closing price of the Company's Common Stock as reported by the Nasdaq National Market System on November 21, 1996 was $24.25. As of November 21, 1996, options to purchase an aggregate of 239,000 shares of the Company's Common Stock had been granted under the Plan. Of the foregoing, options to purchase an aggregate of 75,000 shares of Common Stock had been granted to executive officers and options to purchase an aggregate of 164,000 shares of Common Stock had been granted to all other employees. After taking into account shares available as a result of expiration or termination of options granted under the Plan, 116,000 shares of Common Stock remain available for awards under the Plan. To date, no incentive stock options or stock appreciation rights have been granted under the Plan.

PROPOSED AMENDMENTS TO THE PLAN

     The Board of Directors has voted, subject in each case to approval of the shareholders, to adopt the following two amendments to the Plan:

  Proposed Amendment 1

     This amendment would increase the aggregate number of shares of Common Stock that may be subject to grants under the Plan from 350,000 to 550,000, subject to adjustment for stock splits, stock dividends and other transactions affecting the Company's capital stock. The Board of Directors believes that this increase is necessary so that the Company can continue to attract and retain qualified employees and provide an incentive for them to achieve long-term performance goals.

  Proposed Amendment 2

     This amendment would limit the number of shares subject to stock options or SARs that may be granted under the Plan to any one person within any fiscal year to 100,000 shares of Common Stock, subject to adjustment for stock splits, stock dividends and other transactions affecting the Company's capital stock. This amendment is intended to ensure that the gain recognized on the exercise of certain stock options and SARs granted to the Company's highest paid executive officers will not be subject to the $1,000,000 limitation on the deductibility of executive compensation imposed by Section 162(m) of the Internal Revenue Code. Although the Company has not typically granted stock options or SARs that approach these limits, such limits will give the Company the flexibility to grant such awards should the Committee determine that it would be in the best interest of the Company to do so.

FEDERAL INCOME TAX CONSEQUENCES

     Incentive Stock Options. Generally, neither the grant nor the exercise of an ISO will result in taxable income to the optionee or a deduction to the Company. Unless the optionee disposes of such stock within two years after the grant of the option or within a year after its exercise (a "disqualifying disposition"), any gain or loss recognized on the disposition of stock will be long-term capital gain or loss. In that case, the Company will not be entitled to a deduction in either the year of the exercise or the year of the disposition. The exercise of an ISO may result in alternative minimum tax liability for the optionee unless there is a disqualifying disposition in the year of exercise.

     If an optionee acquiring stock upon the exercise of an ISO disposes of the stock in a disqualifying disposition, the difference between the fair market value of the stock at the date of exercise and the exercise price (or the difference between the net proceeds of sale and the exercise price if that is less) will be ordinary compensation income in the year of disposition. The Company will generally be entitled to a deduction at the time of such a disposition equal in amount to the amount of ordinary compensation income recognized by the optionee. Any further gain realized will be taxed as long or short-term capital gain and will not result in any deduction by the Company.

     Non-qualified Stock Options. The grant of a non-qualified stock option under the 1991 Plan normally will not, under present federal income tax laws and regulations, result in taxable income to the optionee or a deduction to the Company. Upon the exercise of a non-qualified stock option, the optionee will recognize compensation income, and the Company will become entitled to a deduction, in the amount by which the market value of the stock at the time of exercise exceeds its exercise price. If the optionee thereafter sells such shares, the amount by which the net proceeds of sale exceed or are exceeded by the market value of such shares at the date of exercise will constitute capital gain or loss, which will be long-term or short-term depending upon the holding period of the shares.

     Stock Appreciation Rights. A grantee will not realize taxable income upon the grant of an SAR. On the exercise of an SAR, in general, (a) any cash received and the fair market value of any shares received will constitute ordinary income to the grantee at the time of exercise, and (b) the Company will be entitled to deduct such amount.

VOTES REQUIRED

     The affirmative vote of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote at the Annual Meeting is required to approve the two proposed amendments to the Plan. For this purpose, abstentions will have the effect of negative votes, and broker non-votes will not be counted as present or represented.

     The Directors recommend a vote FOR each of these proposals.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Hanley, who is the Chief Executive Officer of the Company and a member of the Board of Directors, participated in deliberations of the Board concerning the compensation of executive officers of the Company other than himself.

                        INFORMATION CONCERNING AUDITORS


     On recommendation of the Audit Committee, the Board of Directors has appointed Ernst & Young LLP as auditors of the Company for the current year. Ernst & Young LLP has served as the Company's auditors since incorporation in 1973. No representatives of Ernst & Young LLP are expected to be present at the Annual Meeting.


                 SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

     In order for a shareholder proposal to be considered for inclusion in the Company's proxy materials for the 1998 Annual Meeting, it must be received by the Company at Galileo Park, P.O. Box 550, Sturbridge, Massachusetts 01566,
Attention: Josef W. Rokus, Secretary, no later than August 13, 1997.

                                 OTHER BUSINESS

     The Board of Directors knows of no other business to be acted upon at the Annual Meeting other than the matters described in the notice. If other business is properly presented for consideration at the meeting, the enclosed proxy authorizes the persons named therein to vote the shares in their discretion.

December 11, 1996

                                                                      APPENDIX A

                              GALILEO CORPORATION

                       1997 EMPLOYEE STOCK PURCHASE PLAN

1.  PURPOSE

     The purpose of the 1997 Employee Stock Purchase Plan (the "Plan") is to provide employees of Galileo Corporation (the "Company") and its subsidiaries who wish to become shareholders of the Company an opportunity to purchase common stock of the Company (the "Common Stock"). The Plan is intended to qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended (the "Code").

2.  ADMINISTRATION OF THE PLAN

     The Plan will be administered by a committee (the "Committee") comprised of not fewer than two members of the Board of Directors of the Company (the "Board") appointed by the Board to administer the Plan. In the absence of the appointment of a committee, the Board will act as the Committee. The Committee has authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the operation of the Plan as it will from time to time consider advisable and to interpret the provisions of the Plan. The Committee's decisions will be final and binding.

3.  ELIGIBILITY


     Subject to Section 8, all employees of the Company and any of its Participating Subsidiaries whose customary employment is 20 or more hours per week are eligible to participate in an Offering under the Plan if they have completed the following service requirement as of the Offering Date: (a) for regular employees, three months of employment or (b) for all other persons paid as employees in accordance with the Company's regular payroll practices, including temporary employees, two years of employment. A "Participating Subsidiary" means any subsidiary of the Company as defined in Section 424(f) of the Code which is designated from time to time by the Board to participate in the Plan.


4.  SHARES SUBJECT TO THE PLAN


     (a) Amount. Subject to adjustment under subsection (b), the aggregate number of shares which may be issued pursuant to the Plan is 100,000 shares of Common Stock. If any right granted under the Plan expires, terminates or is unexercised in full, the unpurchased shares will again be available for purchase under the Plan. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.



     (b) Adjustment. In the event that the Committee determines that any stock dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares or other transaction affects the Common Stock such that an adjustment is required in order to preserve the benefits intended to be provided by the Plan, then the Committee (subject to any limitation required under the Code) will equitably adjust any or all of (i) the number and kind of shares that may be purchased under the Plan and (ii) the Exercise Price with respect to such shares in any Offering.


5.  OFFERINGS

     The Plan will be implemented by one or more offerings (each of which is an "Offering") on a date or series of dates (each of which is an "Offering Date") designated from time to time by the Committee. The total period from an Offering Date to the last date on which rights granted on that Offering Date are exercisable (the "Offering Period") will in no event be longer than 27 months. The Committee, when it authorizes an Offering, will designate an exercise price (the "Exercise Price") which may not be less than the lesser of (a) 85% of the fair market value of a share of Common Stock on the Offering Date on which such right was granted or (b) 85% of the fair market value of a share of Common Stock on the date the right is exercised. The Committee may also designate one or more exercise periods during the Offering Period.

Participation in an Offering will be limited to eligible employees who elect to participate in such Offering in the manner, and within the time limitations, established by the Committee when it authorizes the Offering.

6.  GRANT OF PURCHASE RIGHTS

     Each eligible employee may participate in an Offering (a "Participant") by completing and delivering to the Company an enrollment form specifying the percentage, in whole percentages, to be deducted from the employee's compensation and authorizing the purchase of Common Stock for the employee in accordance with the terms of the Offering and the Plan. A Participant is then granted the right to purchase on the last day of each exercise period (an "Exercise Date") during the Offering Period a number of shares of Common Stock determined by dividing the Participant's payroll deductions accumulated prior to such Exercise Date by the Exercise Price. Unless a Participant files a new enrollment form or withdraws from the Plan, the deductions and purchases authorized under the enrollment form will remain in effect for each succeeding Offering Period.

7.  METHOD OF PAYMENT AND EXERCISE OF RIGHTS

     The method of payment for stock purchased upon exercise of rights granted will be through regular payroll deductions. Amounts deducted from a Participant's compensation will be credited to a bookkeeping account maintained in the name of the participant. No interest will be credited or paid on amounts held in the account. Unless the Participant has withdrawn as provided in Section 9, rights granted under the Plan will be exercised automatically on each Exercise Date. Any amounts held in the account and not used for the purchase of shares on an Exercise Date will be held in the account until the next Exercise Date or, if the Offering has terminated with such Exercise Date, will be promptly returned to such employee by the Company. Unless waived by the Committee, any stock purchased under the Plan may not be sold, transferred or otherwise disposed of until the earlier of (a) six months from the date of purchase, or (b) the Participant's termination of employment with the Company.

8.  LIMITATIONS ON GRANTS

     (a) No employee may be granted a right hereunder if such employee, immediately after the right is granted, would own stock or rights to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company, or of any subsidiary, computed in accordance with Section 423(b)(3) of the Code.

     (b) No employee will be granted a right which permits his rights to purchase shares under all employee stock purchase plans of the Company and its subsidiaries to accrue at a rate which exceeds $25,000 (or such other maximum as may be prescribed from time to time by the Code) of the fair market value of such stock (determined at the time such right is granted) for each calendar year in which such right is outstanding at any time in accordance with the provisions of Section 423(b)(8) of the Code.

     (c) No Participant may make payroll deductions which, when aggregated with payroll deductions under any other Offering in which the Participant then participates, exceed 10% of the Participant's total compensation. Total compensation for this purpose includes base pay or salary, bonuses and overtime, excluding commissions.

9.  WITHDRAWAL FROM OFFERING


     A Participant in an Offering may withdraw from an Offering as to all (but not part) of the unexercised rights granted under such Offering by giving written notice of such cancellation to the Company before any Exercise Date. Any amounts withheld for the purchase of stock from the employee's compensation through payroll deductions will be paid to the employee, without interest, upon such withdrawal, and the rights granted with respect to the Offering will be automatically terminated. A withdrawing Participant may not again participate until the commencement of a new Offering.

10.  TERMINATION OF EMPLOYMENT

     Upon the termination of employment for any reason, including the death of the Participant, before the date on which any rights granted under the Plan are exercisable, all such rights will immediately terminate, and amounts withheld for the purchase of Common Stock from the Participant's compensation through payroll deductions will be paid to the Participant or to the Participant's estate, without interest.

11.  MISCELLANEOUS

     (a) No Right To Employment. Neither the Plan nor any right hereunder will be deemed to give any employee the right to continued employment or to limit the right of the Company to discharge any employee at any time.

     (b) No Rights As Shareholder. No Participant will have any rights as a shareholder in the stock covered by a right granted hereunder until such right has been exercised, full payment has been made for the corresponding stock and the stock certificate is actually issued.

     (c) Rights Not Transferable. Rights under the Plan are not assignable or transferable by a participating employee and are exercisable only by the employee.

     (d) Effective Date. Subject to the approval of the shareholders of the Company, the Plan will be effective on January 1, 1997.

     (e) Amendment of Plan. The Board may amend, suspend or terminate the Plan or any portion thereof at any time, subject to such shareholder approval as the Board determines to be necessary or advisable to comply with any tax or regulatory requirement.

     (f) Governing Law. The provisions of the Plan will be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts.

                                                                 APPENDIX B

                                     PROXY

                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                              GALILEO CORPORATION
                ANNUAL MEETING OF SHAREHOLDERS JANUARY 14, 1997

    The undersigned hereby appoints William T. Hanley and Josef W. Rokus, or either of them, with power of substitution in each, proxies to vote all shares of Common Stock of the undersigned in Galileo Corporation at the Annual Meeting of Shareholders to be held January 14, 1997, and at all adjournments thereof, hereby revoking any proxy heretofore given with respect to such shares.


  1.  Proposal to elect Directors       [ ]  FOR all nominees listed below           [ ]  WITHHOLD authority to vote for
                                        (except as indicated to the contrary below)       all nominees listed below



   William T. Burgin    Allen E. Busching    Kenneth W. Draeger
   William T.  Hanley    Robert D. Happ

TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME IN THE SPACE BELOW:

--------------------------------------------------------------------------------


      2.  Proposal to increase the number of authorized shares of Common Stock   [ ]  FOR    [ ]  AGAINST    [ ]  ABSTAIN
      3.  Proposal to approve the 1997 Employee Stock Purchase Plan              [ ]  FOR    [ ]  AGAINST    [ ]  ABSTAIN
      4.  Proposal to increase the number of shares available under the
          1991 Stock Option Plan                                                 [ ]  FOR    [ ]  AGAINST    [ ]  ABSTAIN
      5.  Proposal to limit the number of shares that may be granted under
          the 1991 Stock Option Plan to any individual within any fiscal year    [ ]  FOR    [ ]  AGAINST    [ ]  ABSTAIN



                          PLEASE SIGN ON REVERSE SIDE

    Shares will be voted as specified by the shareholder. IF NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED FOR ALL OF THE ABOVE PROPOSALS. If other matters come before the meeting, the proxies or substitutes may vote upon such matters according to their best judgment.


    Please sign exactly as name(s) appears below. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If more than one name is shown, including the case of joint tenants, each party should sign. Thank you.



Date...................., 19....



          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                                        Signed..................................

                                        Signed..................................